Exhibit 99.1

TerraForm Power Announces Receipt of Nasdaq Letter

BETHESDA, MD, March 9, 2017 (GLOBENEWSWIRE) -- TerraForm Power, Inc. (Nasdaq: TERP) (“TerraForm Power” or the “Company”), an owner and operator of clean energy power plants, today announced that that on March 6, 2017 it received a notification letter from a Director of Nasdaq Listing Qualifications (the “Notification Letter”). The Notification Letter stated that because the Company has not yet filed its Form 10-K for the year ended December 31, 2016 (the “2016 10-K”), the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1), which requires timely filing of periodic reports with the Securities and Exchange Commission.

The Notification Letter noted that on February 24, 2017, the Company filed its Form 10-Q for the period ended September 30, 2016, and as a result regained compliance with Listing Rule 5250(c)(1). The Notification Letter also noted that, per listing Rule 5815(c)(1)(F), the Nasdaq Hearings Panel may grant the Company an exception period not to exceed 360 days from the due date of the 2016 10-K, or February 26, 2018. The Notification Letter has no immediate effect on the listing of the Company’s common stock on the Nasdaq Global Select Market.

About TerraForm Power

TerraForm Power is a renewable energy company that is changing how energy is generated, distributed and owned. TerraForm Power creates value for its investors by owning and operating clean energy power plants. For more information about TerraForm Power, please visit: www.terraformpower.com.

Cautionary Note Regarding Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. These statements involve estimates, expectations, projections, goals, assumptions, known and unknown risks, and uncertainties and typically include words or variations of words such as “expect,” “anticipate,” “believe,” “intend,” “plan,” “seek,” “estimate,” “predict,” “project,” “goal,” “guidance,” “outlook,” “objective,” “forecast,” “target,” “potential,” “continue,” “would,” “will,” “should,” “could,” or “may” or other comparable terms and phrases.

Such statements include, without limitation, statements regarding the additional time that may be granted for the Company to regain compliance with the Nasdaq rules; the Company’s ability and time required to regain compliance with Nasdaq’s rules; and the progress, outcome and timing of completing the 2016 10-K. These forward-looking statements are based on current expectations as of the date of this press release and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to: the extent and impact of delays in the Company’s completion of its 2016 10-K; whether the Company will be granted additional time to regain compliance with Nasdaq’s continued listing requirements; the Company’s ability to regain compliance with Nasdaq’s continued listing requirements; as well as additional factors we have described in other filings with the Securities and Exchange Commission.

The risks included above are not exhaustive. Other factors that could adversely affect our business and prospects are described in the filings made by us with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Contacts

Investors:

Brett Prior
TerraForm Power

investors@terraform.com

Media:

Meaghan Repko / Joseph Sala
Joele Frank, Wilkinson Brimmer Katcher
media@terraform.com
(212) 355-4449